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                                          EXHIBIT EX-12


        TRANSAMERICA CORPORATION AND SUBSIDIARIES
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                      Nine Months Ended
                                        September 30,
                                       1995        1994
                                     (Dollar amounts in
                                          millions)
Fixed charges:
  Interest and debt expense          $  535.4     $413.3
  One-third of rental expense            18.5       24.0
                                     ________     ______
    Total                            $  553.9     $437.3
                                     ========     ======
Earnings:
  Consolidated income from
    continuing operations            $  361.1     $314.3
  Provision for income taxes            169.2      182.7
  Fixed charges                         553.9      437.3
                                     ________     ______
    Total                            $1,084.2     $934.3
                                     ========     ======

Ratio of earnings from continuing
  operations to fixed charges            1.96       2.14
                                         ====       ====